Exhibit 99.4

CONSENT OF RP® FINANCIAL, LC.

January 12, 2018

Clifton Bancorp, Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated November 1, 2017 to the Board of Directors of Clifton Bancorp, Inc. (“Clifton”) as Annex B to the joint proxy statement/prospectus of Kearny Financial Corp. (“Kearny”) and Clifton, relating to the proposed merger of Clifton with and into Kearny, which joint proxy statement/prospectus is part of this Registration Statement on Form S-4 of Kearny (the “Registration Statement”) as amended, and to the references to us and such opinion therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

RP® FINANCIAL, LC

Washington Headquarters Three Ballston Plaza 1100 North Glebe Road, Suite 600 Arlington, VA 22201 E-Mail: mail@rpfinancial.com	Telephone: (703) 528-1700 Fax No.: (703) 528-1788 Toll-Free No.: (866) 723-0594

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